Exhibit 23.1.(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report (which report expresses an unqualified opinion on the consolidated financial statements and contains an explanatory paragraph relating to the convenience translation of the Chilean peso amounts into U.S. dollar amounts) dated March 31, 2016, relating to the consolidated financial statements of Corpbanca and subsidiaries, appearing in the Annual Report on Form 20-F of Corpbanca for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Auditores y Consultores Limitada

Santiago, Chile

May 31, 2017